ROYALTY-FREE GRANT OF EXCLUSIVE USAGE

Date: January 11, 2017

Red Alert Media Matrix, Inc., and its subsidiaries, (collectively, “Licensor”) have over 82 million original photographic images, 4,100 hours of television programming, and over 1,000 video clips (the “Media Assets”). The Media Assets have been acquired from newspapers, magazines, and other sources. The Media Assets are all originals and can never be replaced. Penelope A. Dixon and Associates, Inc., a leading appraiser of photographs, has appraised the several collections that comprise the Media Assets. The appraisals have determined the collective maximum insurable value of the Media Assets to be $1,721,967,360.

In exchange for 357,023,425 restricted shares of the common stock of Atlan Media, Inc. (“Licensee”), which have been received, Licensor hereby grants Licensee an exclusive license for the use, display, publishing and or distribution, in any format and or medium, in any commercial, personal, non-profit and or editorial projects involving, but not limited to, television programming, advertising, print media, website publication, and or mobile applications of the Media Assets.

This license is not restricted to any territory or country, unless restricted by the laws and or regulations of such territory or country.

This licensee is not transferrable to a third party.

The term of this license shall be from this date for the useful life of the Media Assets.

At all times, the Media Assets shall remain the sole property of the Licensor. However, the Licensee may at any time purchase the Media Assets by satisfying any liens and or liabilities secured by and or associated with the Media Assets. Such liens and or liabilities are estimated to be less than $60,000,000 – constituting a bargain purchase option.

Licensor considers the fair value this Grant and the shares received to be $1,721,967,360.

Timothy A. Holly
Chairman/CEO
Red Alert Media Matrix, Inc.